Exhibit (e)(2)

DISTRIBUTION SERVICES AGREEMENT

THIS DISTRIBUTION SERVICES AGREEMENT (this “Agreement”) is made as of this 6th day of May, 2013 (“Effective Date”) by and between Local Shares Advisors, Inc. (“Advisor”), a corporation  organized under the laws of the state of Delaware, and SEI Investments Distribution Co., a corporation organized under the laws of the Commonwealth of Pennsylvania (“SIDCO”).

WHEREAS, the Advisor serves as investment advisor to Local Shares Investment Trust an open-end management investment company organized under the laws of the state of Delaware (the “Trust”);

WHERAS, the Trust has entered into a Distribution Agreement with SIDCO for the distribution by SIDCO of shares of beneficial interest (“Shares”) of the Trust;

WHEREAS, the Advisor and SIDCO desire to enter into this Agreement pursuant to which SIDCO will perform certain services for the Advisor with respect to baskets of shares of the Trust (“Creation Units”) as described and defined in the Trust’s prospectus (“Prospectus”). As used in this Agreement, the term “Prospectus” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the Trust or any advertising, marketing, shareholder communication, or promotional material generated by the Trust or the Advisor from time to time, as appropriate, including all amendments or supplements thereto; and

NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1	SERVICES PROVIDED BY SIDCO

1.01.     Services.  The Advisor hereby appoints SIDCO to perform, and SIDCO agrees to perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule A of this Agreement (collectively, the “Services”).

1.02.     Modifications to the Services.  In the event that the Trust or the Advisor desire to implement any changes related to the Services set forth herein (including, without limitation, changes to fees, CUSIPs, fund names,  order cut-off times and affirmation/confirmation disclosure), the Advisor shall provide written notice of such requested changes to SIDCO at least two weeks prior to the proposed effectiveness of such change to enable SIDCO to evaluate the impact that such change will have on SIDCO’s operating procedures, if any.  SIDCO shall have no obligation to implement any requested changes to the Services unless such changes are specifically agreed in writing.  In the event that SIDCO agrees to implement the proposed changes, SIDCO shall promptly notify the Advisor of any corresponding changes to the Services or fees set forth in this Agreement, and if the proposed changes require modification of SIDCO’s operating procedures SIDCO shall notify Advisor of such changes to its operating procedures.

SECTION 2	REPRESENTATIONS, WARRANTIES AND COVENANTS

2.01.	Representations and Warranties by Advisor. The Advisor represents and warrants on behalf of itself and, if applicable, the Trust that:

2.01.01.             it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

2.01.02.            the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby;

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2.01.03.             this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

2.01.04.             it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition;

2.01.05.             there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

2.01.06.             it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition; and

2.01.07.             it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations.

2.02.	Covenants by Advisor. During the term of this Agreement, the Advisor hereby covenants and agrees that it shall or it shall cause the Trust to:

2.02.01.             provide SIDCO with any requested due diligence materials and copies of, or access to, any documents that SIDCO may reasonably request and notify SIDCO as soon as possible of any matter materially affecting SIDCO’s performance of the Services under this Agreement;.

2.02.02.             provide reasonable assistance, if requested by SIDCO, to facilitate SIDCO’s receipt of a current and complete Authorized Trader Form and an AP Authorization Form from each authorized participant, each substantially in the form attached hereto as Schedule B;

2.02.03.             cause the index receipt agent, transfer agent and/or DTC to provide SIDCO with all necessary information so that SIDCO may perform its obligations under the Agreement;

2.02.04.             support or cause the Trust’s index receipt agent and/or transfer agent to support the servicing of the shareholders, in connection therewith the index receipt agent, transfer agent or the Advisor will provide an adequate number of persons during normal business hours to respond to telephone inquiries concerning the Trust and/or the Shares;

2.02.05.             select and identify persons (referred to herein as, an “Authorized Participant”) with whom the Advisor desires SIDCO to enter into Authorized Participant Agreements to create and redeem Shares and reasonably cooperate, if requested by SIDCO, in connection with the execution of such agreements, including, without limitation, by providing SIDCO’s standard Authorized Participant Agreement to such persons;

2.02.06.             report to SIDCO any and all actions or inactions by any Authorized Participant that (i) fail to comply with the terms of any Authorized Participant agreement, (ii) violate any applicable laws of any governmental authorities, including the NASD’s Conduct Rules, or (iii) violate any other agreements or procedures with which such Authorized Participant is required to comply;

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2.02.07.             review and confirm all trade activity and report any errors with respect to the same within 24 hours of such trading activity. Failure by the Advisor to so notify SIDCO within 24 hours of the trading activity will constitute a waiver of any claims in connection with any such errors;

2.02.08.             administer on behalf of the Trust the Trust’s creditworthiness standards for Authorized Participants, which SIDCO can assume have been satisfied before the placement of an order by an Authorized Participant and upon which SIDCO can rely without inquiry;

2.02.09.             be responsible for the costs of printing and mailing prospectuses to the NYSE (and any other national stock exchange on which the Shares may be listed), an Authorized Participant or any agent of an Authorized Participant for the purposes of providing prospectuses to prospective Authorized Participants or purchasers of exchange traded Shares in the secondary market;

2.02.10.             notify SIDCO promptly in writing in the event that the applicable prospectus is or, to the extent known by the Advisor, will be, modified in a manner that materially impacts the Services provided by SIDCO pursuant to this Agreement;

2.02.11.             it will promptly notify SIDCO in the event of any changes to the representations and warranties made hereunder; and

2.02.13              fully disclose to the Board of Directors/Trustees of the Trust the services being provided under this Agreement and the fees being paid by the Advisor.

2.03.	Representations and Warranties by SIDCO. SIDCO represents and warrants that:

2.03.01.             it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

2.03.02.             the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby;

2.03.03.             this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

2.03.04.             information about litigation to which SEI or its affiliates is a party will be set forth in SEI Investments Company’s periodic SEC filings in accordance with the rules of the SEC and will be publicly available on filings on Forms 10-Q, 10-K and 8-K from time to time;

2.03.05.             there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

2.03.06.             it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely  affects, or is likely to materially and adversely affect, its business or financial condition; and

2.03.07              it is a member of Financial Industry Regulatory Authority (“FINRA”) and agrees to abide by all of the rules and regulations of FINRA, including, without limitation, the NASD Conduct Rules.  SIDCO agrees to comply with all applicable federal and state laws, rules and regulations as applicable to it.  SIDCO agrees to notify the Advisor immediately in the event of its expulsion or suspension by FINRA.

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SECTION 3	COMPENSATION; REIMBURSEMENT OF EXPENSES

3.01.     Compensation.  Advisor shall pay to SIDCO for its Services described in this Agreement the fees set forth in Schedule C attached hereto, such fees to be paid monthly in advance on the first day of each calendar month.

3.02.     Reimbursement of Expenses.  The fees paid to SIDCO for the Services are exclusive of reimbursable expenses.  Advisor agrees to reimburse SIDCO for SIDCO’s reasonable expenses incurred in providing the Services hereunder as set forth in Exhibit C, attached hereto.

SECTION 4	INDEMNIFICATION

4.01.     Indemnification of SIDCO.  The Advisor hereby agrees to indemnify, defend and hold harmless (on an as-incurred basis), SIDCO and each of its directors and officers, principals, representatives and employees, and each person, if any, who controls SIDCO within the meaning of Section 15 of the 1933 Act (each, a "SIDCO Indemnified Party") from and against any loss, liability, damages, cost or expense incurred by such SIDCO Indemnified Party (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith) as a result of SIDCO’s performance of the Services hereunder, including (i) any breach of any representation, warranty, covenant or undertaking made by the Advisor in this Agreement, (ii) a failure of the Advisor to perform any obligations set forth in this Agreement (including any written procedures prepared in connection with the performance of this Agreement), (iii) any failure by the Advisor to comply with applicable laws, including any failure to comply with the terms of any exemptive relief with respect to the Trust, (iv) any act or omission by or on behalf of the Advisor involving bad faith, negligence or fraud, (v) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or any document incorporated by reference therein or filed as an exhibit thereto, or any marketing literature or materials prepared by the Advisor with respect to the securities covered by the Prospectus or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading (except to the extent such untrue statement or alleged untrue statement of a material fact in marketing literature or materials was provided by or specifically reviewed and approved in writing by SIDCO), (vi) the operation of a customer contact center or similar call center by the Advisor or one of its affiliates or agents, (vii) an Authorized Participant’s failure to initially or subsequently fulfill the Trust’s creditworthiness standards, (viii) the failure to apply or the inaccurate application of the Trust’s creditworthiness standards; (ix) SIDCO’s reliance on information contained in an Authorized Trader Form; or (x) any claim by an Authorized Participant related to SIDCO’s services.

4.02.     Indemnification of the Advisor.  SIDCO hereby agrees to indemnify, defend and hold harmless (on an as-incurred basis), the Advisor and each of its affiliates, officers, directors, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each, an “Advisor Indemnified Party”) from and against any loss, liability, damages, cost or expense incurred by such Advisor Indemnified Party (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith) as a result of (i) any material failure by SIDCO to comply with any applicable laws, including but not limited to the NASD Conduct Rules, or (ii) an action or omission of SIDCO involving Gross Negligence (defined as a conscious voluntary act or omission in reckless disregard of a legal duty and the consequences to others), bad faith or fraud by SIDCO.

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4.03.     Indemnification Procedures.  In case any such action, suit, proceeding or claim for which indemnity may be payable hereunder shall be brought against a SIDCO Indemnified Party or an Advisor Indemnified Party, as applicable (an “Indemnified Party”), and such Indemnified Party shall notify the applicable indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate in, and to the extent that such indemnifying party shall wish to assume the defense thereof, retain its own counsel reasonably satisfactory to such Indemnified Party, subject to the further provisions of this paragraph.  After written notice from such indemnifying party to such Indemnified Party of its election to so assume the defense thereof, such indemnifying party shall not be liable to the applicable Indemnified Parties for any additional attorneys' fees or other expenses of litigation, other than reasonable costs of investigation subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless (i) the employment of counsel by such Indemnified Parties has been authorized in writing by such indemnifying party, such authorization not to be unreasonably withheld or delayed; (ii) such Indemnified Parties shall have obtained a written opinion of counsel reasonably acceptable to such indemnifying party that there exists a conflict of interest between such Indemnified Parties and the relevant party in the conduct of the defense of such action or that there are one or more defenses available to such Indemnified Parties that are unavailable to such indemnifying party (in which case such indemnifying party shall not have the right to direct the defense of such action on behalf of such Indemnified Parties); or (iii) such indemnifying party shall not in fact have employed counsel reasonably satisfactory to such Indemnified Parties to assume the defense of such action, in each of which cases the reasonable fees and expenses of counsel utilized by such Indemnified Parties shall be at the expense of such indemnifying party, it being understood, however, that such indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for an Indemnified Party, which firm shall be designated in writing by the Indemnified Party.  Notwithstanding the foregoing, under the circumstances described in clause (ii) above, the applicable Indemnified Parties shall be entitled to retain an additional law firm, in any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, provided such Indemnified Parties have obtained a written opinion of counsel reasonably acceptable to the indemnifying party that a conflict of interest exists that would preclude the use of a single law firm, in which case the indemnifying party shall be liable for the reasonable fees and expenses of counsel designated by the Indemnified Parties in writing.  All such fees and expenses which are at the expense of an indemnifying party hereunder shall be promptly paid by such indemnifying party.

4.04.     Additional Provision Regarding Indemnification.  Nothing in this Agreement shall be construed as limiting an Indemnified Party's rights to employ counsel at its own expense or to obtain indemnification for amounts reasonably paid to adverse claimants in satisfaction of any judgments or in settlement of any actions, suit, proceeding or claims, except that no party hereto shall be liable for any settlement of any action, suit, proceeding or claim effected without its written consent.  None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of an Indemnified Party without such Indemnified Party's written consent.

SECTION 5	LIMITATION OF LIABILITY

5.01.     Limitation of Liability.  THE DUTIES OF SIDCO SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST SIDCO.  EXCEPT TO THE EXTENT ARISING OUT OF SIDCO’S FRAUD OR CRIMINAL MISCONDUCT WHEN PROVIDING THE SERVICES, SIDCO’S LIABILITY ARISING OUT OF THIS AGREEMENT WILL BE LIMITED TO DIRECT AND ACTUAL MONETARY DAMAGES NOT TO EXCEED THE AMOUNT OF FEES PAID HEREUNDER DURING THE THREE MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE FIRST SUCH CLAIM TO OCCUR.  For the avoidance of doubt, SIDCO shall have no liability related to any breach in the performance of its obligations under this Agreement due to (i) the failure or delay of the Advisor, the Trust or either of their respective agents to perform its obligations under this Agreement or (ii) activities or statements of sales or wholesaler personnel who are employed and supervised by the Advisor or its affiliates, (iii) any act or omission of the Trust’s transfer agent or index receipt agent, (iv) any misstatement or omission in the Trust’s registration statement, prospectus, shareholder report or other information filed or made public by the Trust or the Advisor (as amended from time to time), provided that such misstatement or omission was not made in reliance upon, and in conformity with, information furnished to by SIDCO, (v) the operation of a customer contact center or similar call center by the Advisor or one of its affiliates or agents, (vi) mistakes or errors in data provided to SIDCO by, or interruptions or delays or communications with, any other service providers to the Trust, or (vii) actions taken pursuant to any instruction (whether written or verbal) which it reasonably believes to be genuine and to have been signed or given by the proper person or persons.  Each party shall have the duty to mitigate its damages for which another party may become responsible.  As used in this Section 5, the term “SIDCO” shall include the officers, directors, employees, affiliates and agents of SIDCO as well as that entity itself.

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5.02.     Consequential Damages.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL SIDCO BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE ADVISOR IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

SECTION 6	TERM AND TERMINATION

6.01.     Initial Term.  The term of this Agreement shall commence as of the Effective Date and continue in full force and effect, unless earlier terminated by either party in accordance with the terms set forth in this Section 6, for 2 years (the “Initial Term”).

6.02.     Renewal Term.  Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive periods of 1 year each (each, a “Renewal Term”).

6.03.     Termination for Cause.  This Agreement may be terminated by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least sixty days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date.

6.04.     Other Termination.  SIDCO may terminate this Agreement at any time, with or without cause, and upon written notice to the Advisor if that certain distribution agreement between SIDCO and the Trust is terminated, or upon thirty days prior written notice to Advisor.

6.05.     Survival.  The provisions of Sections 4, 5, 7, 8 and 11 shall survive termination of this Agreement.

SECTION 7	CONFIDENTIAL INFORMATION

7.01.     General.  SIDCO and the Advisor (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by SIDCO and the Advisor (in such capacity, the “Disclosing Party”) in connection with this Agreement.  The Receiving Party will not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to SIDCO as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement.  In addition, the Receiving Party (a) will take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) will not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder.  As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps will in no event be less than a reasonable standard of care.

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7.02.     Confidential Information.  The term “Confidential Information,” as used herein, will mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

7.03.     Exclusions.  The provisions of this Section 7 respecting Confidential Information will not apply to the extent, but only to the extent, that such Confidential Information is: (a)  already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b)  subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c)  or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d)  independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e)  required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party will advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

7.04.     Duties.  The Receiving Party will advise its employees, agents, contractors, subcontractors and licensees, and will require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 7, and will be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations.  In addition, the Receiving Party will require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 7.  The Receiving Party will promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

7.05.     Treatment of Confidential Information upon Termination.  Except as specifically set forth in Section 8.03, upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly will return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof.  Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) SIDCO will have no obligation to return or destroy Confidential Information of the Advisor that resides in save tapes of SIDCO; provided, however, that in either case all such Confidential Information retained by the Receiving Party will remain subject to the provisions of this Section 7 for so long as it is so retained.  If requested by the Disclosing Party, the Receiving Party will certify in writing its compliance with the provisions of this paragraph.

SECTION 8	RECORDS

8.01.     Books and Records.  SIDCO shall keep and maintain on behalf of the Advisor all books and records which SIDCO is required to keep and maintain in connection with the Services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act.

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8.02.     Ownership of Books and Records.  All books and records prepared pursuant to Section 8.01 shall be the property of the Trust and SIDCO shall make such books and records available for inspection by the Advisor or by the Securities and Exchange Commission (the “SEC”) at reasonable times upon reasonable prior notice during normal business hours.

8.03.     Delivery of Books and Records.  Upon request, SIDCO shall make available to the Advisor copies of the books and records prepared pursuant to Section 8.01.  SIDCO shall maintain a copy of all such documents for a period of six years from and after the date of such document’s creations, unless control of such document is given to Advisor prior to the expiration of such six year period.  At the end of such six-year period, such records and documents will be turned over to the Advisor unless the Advisor authorizes in writing the destruction of such records and documents.

SECTION 9	RIGHT OF OWNERSHIP

All computer programs, resources and procedures developed by SIDCO (or at SIDCO’s expense) to perform the Services to be provided by SIDCO under this Agreement are the property of SIDCO unless otherwise mutually agreed by the parties in writing.

SECTION 10	MISCELLANEOUS

10.01    Independent Contractor.  SIDCO will undertake and discharge its obligations hereunder as an independent contractor.  Neither SIDCO nor any of its officers, directors, principals, employees or representatives is or will be an employee of a Fund in connection with the performance of SIDCO’s duties hereunder.  Each of the Advisor and SIDCO will be responsible for its own conduct and the employment, control, compensation and conduct of its agents and employees, and for any injury to such agents or employees or to others through its agents and employees.  Any obligations of SIDCO hereunder may be performed by one or more third parties or affiliates of SIDCO.

10.02.   Notices.  All notices provided for or permitted under this Agreement will be deemed effective upon receipt, and will be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below.  Notices to SIDCO will be sent to the attention of: General Counsel, SEI Investments Distribution Co., 1 Freedom Valley Drive, Oaks, Pennsylvania 19456.  Notices to the Advisor will be sent to Elizabeth Courtney, Local Shares Advisors, Inc., 618 Church Street, Suite 220, Nashville, Tennessee 37219.

10.03.   Dispute Resolution.  Whenever either party desires to institute legal proceedings against the other party concerning this Agreement, it will provide written notice to that effect to such other party.  The party providing such notice will refrain from instituting said legal proceedings for a period of thirty (30) days following the date of provision of such notice.  During such period, the parties will attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

10.04.   Non-Solicitation.  During the term of this Agreement and for a period of one (1) year afterward, the Advisor will not recruit, solicit, employ or engage, for the Advisor or any other person, any of SIDCO’s employees.

10.05.   Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.  To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter will control.

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10.06.   Counterparts.  This Agreement may be executed in two or more counterparts, all of which will constitute one and the same instrument.  Each such counterpart will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  This Agreement will be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

10.07.   Force Majeure.  No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation:  work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster.  Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

10.08.   Severability.  Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement will be enforceable as so modified.

10.09.   Sole Benefit.  This Agreement is for the sole benefit of the Advisor and SIDCO and will not be deemed to be for the direct or indirect benefit of the clients or customers of Advisor or SIDCO.  The clients or customers of Advisor and SIDCO will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with SIDCO by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of such party’s clients or customers against the other party in accordance with and to the extent provided in Section 5 of this Agreement.

10.10.   Assignment.  The Advisor may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of its obligations hereunder, without the prior written consent of SIDCO, which consent shall not be unreasonably withheld or delayed.  SIDCO may assign, delegate or transfer, by operation of law or otherwise, all of its rights under this Agreement to an affiliate of SIDCO or to any person or entity who purchases all or substantially all of the business or assets of SIDCO to which this Agreement relates, provided that such affiliate, person or entity agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement.  Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns.  Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

10.11.   Services Not Exclusive.  The Advisor hereby acknowledges that the services provided hereunder by SIDCO are not exclusive.  Nothing herein shall be deemed to limit or restrict SIDCO’s right, or the right of any of SIDCO’s officers, directors or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, fund, firm, individual or association, as well as provide services to any other investment company, including any investment company which may directly compete with or be similar to the Trust.

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10.12.   Headings.  Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

10.13.   Use of Name.

10.13.01.           The Advisor will not use the name of SIDCO, or any of its affiliates, in any Prospectus, sales literature, and other material relating to the Advisor in any manner without the prior written consent of SIDCO (which will not be unreasonably withheld); provided, however, that SIDCO hereby approves all lawful uses of the names of SIDCO and its affiliates in the Prospectus of the Advisor and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

10.13.02.            Neither SIDCO nor any of its affiliates will use the name of the Advisor in any publicly disseminated materials, including sales literature, in any manner other than with respect to representative client lists, without the prior written consent of the Advisor (which will not be unreasonably withheld); provided, however, that the Advisor and each Fund hereby approves all lawful uses of its name in any required regulatory filings of SIDCO which merely refer in accurate terms to the appointment of SIDCO hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

10.14.   Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof.  This Agreement or any part hereof may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

LOCAL SHARES ADVISORS, INC.		SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ Elizabeth S. Courtney	By:	/s/ Maxine J. Chou
Name:	Elizabeth S. Courtney	Name:	Maxine J. Chou
Title:	CEO	Title:	CFO & COO

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SCHEDULE A
Services

Order Processing

•
SIDCO shall provide an online and telephone order processing system pursuant to which Authorized Participants who have entered into appropriate agreements with SIDCO may contact SIDCO and place orders to create and redeem creation units of the Trust in accordance with SIDCO’s then current trade order processing policies and procedures, a current copy of which will be provided to the Advisor upon request

•	SIDCO shall transmit such orders daily to the Advisor, transfer agent, and index receipt agent

•	In the event that the online system is not available, SIDCO shall establish alternative means by which Authorized Participants may place orders

Marketing Review

•
SIDCO shall review advertising and other sales literature relating to the Trust submitted by the Advisor in the manner prescribed for compliance with the applicable rules of the FINRA and the SEC and the requirements of the exemptive application; file such materials with FINRA and use commercially reasonable efforts to obtain such approvals for their use as may be required by the SEC or FINRA;

•
provide consultation to the Advisor with respect to regulatory matters regarding the marketing materials, including monitoring regulatory and legislative developments that may affect the marketing materials;

•	Provide client with copy of SEI’s SEC & FINRA Marketing Materials Guidebook

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SCHEDULE B

AUTHORIZED TRADER FORM

The following are the names, titles and signatures of all persons (each an “Authorized Person”) authorized to give instructions relating to any trade order processing activity contemplated by this Agreement or any other notice, request or instruction on behalf of an Authorized Participant.

Name:
Title:
Signature: _________________________

Name:
Title:
Signature: _________________________

Name:
Title:
Signature: _________________________

Name:
Title:
Signature: _________________________

Name:
Title:
Signature: _________________________

Name:
Title:
Signature: _________________________

The undersigned, __________, being the ___________ of __________________., does hereby certify that the persons listed above have been duly elected or appointed to the offices set forth beneath their names, that they presently hold such offices, that they have been duly authorized to act as Authorized Persons and that their signatures set forth above are their own true and genuine signatures.

In Witness Whereof, the undersigned has hereby set his/her hand.

Date: ___________________
By: _______________________
Name:
Title:

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SCHEDULE C

FEES

$20 per Authorized Participant transaction

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